UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

For the annual period ended December 31, 2023.

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

Florida	6500	38-4088423
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Larry Pino

Chief Executive Officer

99 S. New York Ave.

Winter Park, FL 32789

Telephone: 407-206-6577

Please send copies of all correspondence to:

Pino Law Group

99 S. New York Ave.

Winter Park, FL 32789

Telephone: 407-206-6577

Email: ljp@PinoLawGroup.com

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

FOR THE ANNUAL PERIOD ENDED DECEMBER 31, 2023

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PART II.

Forward-Looking Statements

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward- looking statements.

ITEM 1: BUSINESS

Company Background/Description of Business

Tuscan Gardens Capital Partners, LLC (the “Sponsor”) a Florida limited liability corporation, is the sole common shareholder (“Common Shareholder”) of Tuscan Gardens Senior Living Communities, Inc. (the “Company”), the issuer of the Preferred Shares offered by the Company in its Offering Circular. The Company was organized as a Florida Corporation on July 20, 2018 and presently maintains two authorized share classes: common voting shares with a $1.00 par value per share (“Common Shares”) and Class A Non-Voting Preferred Shares with $1,000.00 par value per share (“Preferred Shares”). However, the Company is not currently marketing any of its Class A Non-Voting Preferred Shares and is not offering the sale of Preferred Shares at this time.

The Company is a leading provider of high-quality senior living communities in the Southeastern United States, primarily focused on the development, operation, and management of luxury, assisted living and memory care communities. Our business strategy is centered around providing exceptional senior living experiences for our residents, while promoting their health, safety, and overall well-being. Presently, Tuscan Gardens offers a variety of services and amenities to its residents, including:

1.	Assisted Living Services. Personalized care plans tailored to each resident's unique needs, including assistance with daily activities, medication management, and health monitoring.

2.	Memory Care Services. Specialized programs designed to support residents with Alzheimer's, dementia, and other memory-related conditions.

3.	Dining Services. Nutritious, chef-prepared meals served in elegant, restaurant-style dining rooms.

4.	Housekeeping and Maintenance. Regular cleaning, laundry, and maintenance services to ensure a comfortable and well-maintained living environment.

5.	Wellness and Social Programs. A wide range of activities, events, and programs designed to promote physical, mental, and emotional well-being.

6.	Transportation Services. Scheduled transportation for medical appointments, shopping, and local outings.

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The Company provides the above services via three flagship properties:

1.	Tuscan Gardens of Venetia Bay

2.	Tuscan Gardens of Delray Beach

3.	Tuscan Gardens of Palm Coast Note 1

Note 1 — Tuscan Gardens of Palm Coast, LLC is was placed in receivership as of June 2023 due to the Company’s inability to establish an approximately $1,550,000 reserve fund, as formally requested by the Master Trustee on or about February 2023. Tuscan Gardens of Palm Coast, LLC is currently being operated by the Master Trustee.

Although the senior living industry represents a growing market, driven by an aging population and increased demand for high-quality senior living options, recent converging trends in the industry have served to make our operations more difficult. Namely, we did not anticipate the difficulty in negotiating senior financing on properties which are not cashflow positive, and we continue to face competition from other providers of senior living services, including independent living communities, assisted living communities, memory care communities, and skilled nursing facilities.

Plans for Expansion

The Company does not currently have any plans for expansion and is instead focused on negotiating a sale of its Venetia Bay community while continuing to operate its Del Ray community.

Company Organization

The charts below show the typical relationship among the various affiliates and the Company (“Company Affiliates”) as of the present date and remain fundamentally unchanged from our last 1-K filing. The Company, with two authorized share classes as noted above, intends to own and control, through its 100% ownership of common membership units each wholly owned community specific Holdco, which will in turn own and control each wholly owned community specific Propco, and Opco.

For purposes of the overview of the Company Structure underneath, a “Net Liquidity Proceeds after return of capital, less Holdco expenses” means, with respect to any asset of the Holdco or its subsidiaries, or portion thereof, the proceeds, if any, with respect to the sale, refinancing, redemption or other disposition of such asset, or portion thereof, net of any costs and expenses, including the repayment of indebtedness, incurred in connection with such sale, refinancing, redemption or other disposition and after setting aside appropriate reserves, all as determined in good faith by the Holdco. Investors should note that the Company currently owns 100% of the following non-voting, Preferred Membership Interests in three Holdcos arising from its December 31, 2020 share exchange and merger transaction with the shareholders of Tuscan Gardens Intermediate Fund Inc.

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ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company commenced operations by virtue of its issuance of 9,991 shares to the shareholders of, and merger with (the “Merger”), a Company affiliate, Tuscan Gardens Intermediate Fund, Inc. (“TGIF Inc.”). As the result of the share exchange with the shareholders of and subsequent merger with TGIF Inc., the Company owns 100% of the non-voting, preferred membership interests in Tuscan Gardens of Venetia Bay, LLC, Tuscan Gardens of Palm Coast, LLC and Tuscan Gardens of Delray Beach, LLC, (collectively, the “TG Holdcos”) which commenced operations in November 2016, November 2018, and September 2020 respectively. However, as of June 2023, Tuscan Gardens of Palm Coast, LLC has been placed in receivership due to its failure to establish the $1,550,000 reserve requested by the Master Trustee’s February 2023 filing which was outlined in the Company’s last 1-K filing. As such, if circumstances do not improve, there is the potential that the Company could lose 100% of its interest in Tuscan Gardens of Palm Coast, LLC.

Importantly, the Company, as owner of Preferred Membership Interests in the TG Holdcos, is not responsible for any of the debt obligations of the Obligors. Furthermore, Tuscan Gardens Capital Partners, LLC (“TG Capital Partners”), as sole common voting member of each of the TG Holdcos, is not responsible for any portion of the Obligors non-recourse debt.

All of the above notwithstanding, the Company has encountered significant challenges throughout the past year, influenced by a downturn in the senior housing market more generally and compounded by difficulties in securing additional debt to finance capital expenditures. These financial strains are partly due to factors present at the Company’s inception, namely the timing of its development of its three senior living communities, which partially coincided with the peak of the COVID-19 pandemic, leading to a precarious operational phase. Moreover, the receivership of Tuscan Gardens of Palm Coast, LLC has added further complexity to those challenges. The Company continues to operate its Delray Beach community and is still working on negotiating a sale of its Venetia Bay community.

Although the broader senior living industry is poised for growth, driven by demographic shifts towards an aging population and increasing demand for high-quality senior care solutions, senior living is still a highly competitive industry, and this competition from better financed operators, coupled with difficulties in staff retention and acquisition have been hampering Company operations in the past year. The Company has been affected by industry-wide challenges such as staffing shortages and economic pressures from rising interest rates and inflation, which have led to some operational inefficiencies.

As we look ahead, the Company has shifted from its initial focus of expansion via acquisition, and instead is now focusing on leveraging its asset base and market positioning to capitalize on the value it has already created via its flagship properties. The Company remains committed to its shareholders.

Cash Flows from the TG Opcos

The TG Opcos, as the wholly-owned subsidiaries of each of the TG Holdcos, represent the source of any potential operational free cash flow and primary source of any potential dividend by their respective TG Holdco parents to the Company. Investors should note that all TG Opcos are undergoing financial difficulty. The aggregate net operating income from the three communities is published on EMMA for Tuscan Gardens of Venetia Bay Management Company, LLC (“VB Opco”), Tuscan Gardens of Palm Coast Management Company, LLC (“PC Opco”), and Tuscan Gardens of Delray Beach Management Company, LLC (“DB Opco”), (collectively the “TG Opcos”). The Company does not anticipate making any distributions in the near term.

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TG Holdco Public Filings on EMMA

Monthly unaudited financial statements, annual audited financial statements, and compliance disclosures for the TG Holdcos are available on the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) Website for Venetia Bay (https://emma.msrb.org/IssueView/Details/EA357818), Palm Coast (https://emma.msrb.org/IssueView/Details/ER380611), and Delray Beach (https://emma.msrb.org/IssueView/Details/ES391373), respectively. Investors should note that information contained in linked material is not intended to be part of the Offering circular, yet the Company believes that i) all information material to investors has been included in this Offering Circular, and ii) that while linked material is not considered part of the Offering, the Issuer, to the best of its knowledge believes that they are accurate and complete in all material respects.

ITEM 3: DIRECTORS AND OFFICERS

(a)	Directors, Executive Officers and Significant Employees of the Company

Name	Age	Title	Term of OfficeNote 1	Approximate Hours Per Week
Larry Pino, Esq.	73	Director, President and Chief Executive Officer	July 2018	20

William N. Johnston	63	Director, Secretary Treasurer, Chief Investment Officer	July 2018	20

Ian Schembri	52	Chief Financial Officer	October 2022	40

Note 1 – The Company expects each Executive Officer to continue in the same capacity as their predecessor Company Affiliate roles outlined below, not all Company Executive Officers will be focused on all aspects of the Company’s business initiatives but will rather focus on specific business initiatives in accordance with their area(s) of expertise.

Prior service with a Tuscan Gardens Management Corporation, a Company Affiliate:

Name	Age	Title	Term of Office

Larry Pino, Esq.	73	Chief Executive Officer	January 2012

William N. Johnston	63	Chief Investment Officer	January 2015

Ian Schembri	52	Chief Financial Officer	October 2022

(b)	Family relationships.

None.

(c)	Business experience.

The Company’s Management, each of which reside in Orlando, Florida, has experience in the finance, development and acquisition of senior living projects, commercial mixed-use projects, shopping centers, office buildings, and single and multi-family residential properties. Management has also been involved in the formation, development, and growth of companies in the healthcare, finance, and insurance industries. The following are Management’s biographies:

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Larry Pino, Esquire, Chairman and CEO. Mr. Pino is responsible for establishing the overall strategy of the Company and ensuring that the Company achieves its financial and operational goals and objectives. Prior to founding the company, Mr. Pino was the Founder and CEO of a private equity development and management company focused on starting, developing and growing business enterprises. He has served as Chairman or Board Member for many of those investments. By background, Mr. Pino is a commercial litigation attorney specializing in business and investment law. He graduated with a bachelor’s degree from the University of Notre Dame and a J.D. degree from New York University Law School. He has received Certificates of Study from the University of Madrid, L’Alliance Francaise in Paris, and the Centro Linquistico Italiano Dante Alighieri in Rome. Subsequently, he was admitted to practice law and is in good standing as a member of the bars in Florida, New York, and California, as well as in various federal courts across the country.

Mr. Pino currently teaches a course as an Adjunct Professor on Rapid Enterprise Development for the Hamilton Holt School at Rollins College in Winter Park, Florida, and he is pursuing a Doctorate in Business Administration at the Warrington College of Business at the University of Florida. In the last thirty years, Mr. Pino has conducted some 5,500 speaking engagements, speaking to over one million people and appearing on 140 radio and television talk shows. Mr. Pino has authored twelve books including among others: Finding Your Niche (Berkley-Putnam Publishing), Finding Your E-Niche, The Desktop Lawyer, Cash In On Cash Flow (Simon & Schuster), and Reinventing Senior Living: The Art of Living With Purpose, Passion & Joy (Impact Publishing). He also co-authored Morphing: Radical Evolution for Revolutionary Times with Dr. Craig McAllaster, retired Acting President Emeritus of Rollins College.

William N. Johnston, Chief Investment Officer. In his role, Mr. Johnston provides financial oversight of the Company, and is responsible for institutional investor relations and capital allocation. Over the course of his career, Mr. Johnston has raised and invested more than $1.5 billion of capital in various forms ranging from private equity to structured debt and has multi-sector institutional real estate finance, development, and operations experience. Mr. Johnston’s domestic and international leadership background leading high-growth teams as a strategic partner to Fortune 50 companies brings relevant growth expertise to the Sponsor. Prior to joining the Sponsor, Mr. Johnston served as Chief Investment Officer at Unicorp National Developments, a leading developer of retail, mixed use, and multifamily properties, EVP Corporate Development and Interim Chief Operating Officer at Digital Risk, LLC, where he delivered over $11million of annual operating margin growth through operational improvements and supported the 2012 sale for $175 billion to Mphasis Ltd., (an HP Company), and Chief Operating Officer at Liberty Investment Properties, Inc., where he led national hotel development programs with Goldman Sachs and Angelo Gordon. Mr. Johnston started his public accounting career as a financial modeling specialist and IT systems specialist at PriceWaterhouseCoopers, LLC. He has held various global corporate finance roles which include North American Chief Financial Officer, Managing Director of Global Financial Services and head of North American Real Estate for London-based multinational Tibbett & Britten Group, PLC through the growth of its North American operation from a startup to over 11,000 team members handling $35 billion of goods annually. Mr. Johnston holds an Executive MBA from Harvard University, Master of Accountancy, and Bachelor of Commerce degrees from McGill University. He is a Certified Public Accountant (Illinois) and Chartered Professional Accountant (Canada).

Ian Schembri, Chief Financial Officer. Ian is the Chief Financial Officer for Tuscan Gardens® Management Corporation and its affiliates and has 30 years of accounting, audit and international advisory experience servicing clients in a wide array of industries. He started his career working for Deloitte for eight years before setting up his own accounting and advisory practice and has held board positions in various real estate and related corporations. Throughout his career, Ian has also assisted companies (both regulated and non-regulated) with mergers and acquisitions, corporate and operational restructuring and raising of capital both in the form of debt and equity. Over the course of the last ten years, he worked for companies in the position of Controller, Chief Financial Officer and Advisor. Ian holds a master’s degree in accounting from the Malta Institute of Accountants. He is a Certified Public Accountant (Malta).

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ITEM 4: SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The Company was organized as a Florida Corporation on July 20, 2018. Tuscan Gardens Capital Partners, LLC (the “Sponsor”) a Florida limited liability corporation, is the sole common shareholder having purchased 50,000 Common Shares for a cash consideration of $50,000.00 on August 7, 2018. On December 31, 2020 the Company issued 9,991 Class A Non-Voting Preferred Shares to various shareholders under its Merger with Tuscan Gardens Intermediate Fund, Inc. as more fully disclosed under the Plan of Operations section herein.

No other Common Shares or Preferred Shares have been issued, however, Radnor Corporation, Inc., an affiliate of the Manager, purchased an additional $30,000 worth of Common Voting Shares in the Offering in September 2022, bringing the total amount of issued Common Voting Shares to 80,000, an increase of 30,000 shares from the previous 50,000 Common Voting Shares.

The following table displays, as of December 31, 2023, the voting and non-voting securities of the Company, which remain unchanged from our last 1-K filing of December 31, 2022:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Company Total Voting Power
Common Voting Shares ($1.00 par value)	Tuscan Gardens Capital Partners, LLCNote 1	$80,000.00	100.0%	100.0%

Class A Non-Voting Preferred Shares ($1,000.00 par value) Note 2	Various	9,991,000.00	N/A	0.00%

Total		$10,071,000.00		100.00%

Note 1 -   Tuscan Gardens Capital Partners, LLC (“Sponsor”), a Management controlled Company Affiliate, is the sole voting shareholder of the Company.

Tuscan Gardens Management Corporation (“TGMC”), a Management controlled Company Affiliate, is the Manager of the Sponsor.

Janet Horvath-Pino, as President of TGMC, is therefore the sole natural person with voting and dispositive power over the the Common Shares.

Note 2 -   The following table lists all of the “various” holders of Class A Non-Voting Preferred Shares.

These Class A Non-Voting Preferred Shares were issued under the December 31, 2020 agreement with the shareholders of an affiliated entity, Tuscan Gardens Intermediate Fund, Inc. (the “Fund”), whereunder the Company agreed to merge with the Fund by issuing 9,991 Class A non-voting preferred shares ($1,000 par value) for an aggregate consideration of $9,991,000 to the shareholders of the Fund in exchange for each of their respective Fund holdings.

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Investor	Tuscan Gardens Intermediate Fund Inc. (“TGIF Inc.”) Pre-Merger Shareholders	Number of Pre-Merger TGIF Inc. Preferred Shares	Number of Post-Merger Company Preferred Shares	Company Post-Merger Preferred Share Ownership % as a result of the Merger
1	The Fidelis Senior Living Fund, LLC	323	323	3.2280%
2	Sims-Frost Capital Partners, LLC	1,325	1,325	13.2611%
3	Tuscan Gardens Alternative Income Fund, LLC	1,541	1,541	15.4280%
4	Tuscan Gardens Alternative Income Fund II, LLC	128	128	1.2762%
5	Tuscan Gardens Growth & Income Fund, LLC	893	893	8.9358%
6	Tuscan Gardens Income Fund, LLC	2,227	2,227	22.2906%
7	Tuscan Gardens Income Fund II, LLC	1,367	1,367	13.6842%
8	Tuscan Gardens Income Fund III, LLC	301	301	3.0153%
9	Tuscan Gardens Real Estate Fund, LLC	466	466	4.6673%
10	Tuscan Gardens Senior Living Fund, LLC	1,420	1,420	14.2137%
TOTAL		9,991	9,991	100.00%

ITEM 5: INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

ITEM 6: OTHER INFORMATION

None.

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ITEM 7: FINANCIAL STATEMENTS

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

Financial Statements and

Independent Auditor’s Report December 31, 2023 and 2022

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TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

Table of Contents

Pages

Independent Auditor’s Report	F-1

Financial Statements:

Balance Sheets	F-3

Statements of Operations	F-4

Statements of Changes in Stockholders’ Equity	F-5

Statements of Cash Flows	F-6

Notes to Financial Statements	F-7 - F-10

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Orlando 1000 Legion Place, Suite 701 Orlando, FL 32801 Melbourne 1692 W. Hibiscus Blvd. Melbourne, FL 32901

INDEPENDENT AUDITOR’S REPORT

To the Stockholders

Tuscan Gardens Senior Living Communities, Inc.

Opinion

We have audited the accompanying financial statements of Tuscan Gardens Senior Living Communities, Inc. (a Florida corporation), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tuscan Gardens Senior Living Communities, Inc. as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Tuscan Gardens Senior Living Communities, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Recurring Operating Losses and Accumulated Deficit

As discussed in Note 6 to the financial statements, the Company has suffered recurring losses from operations and has a net accumulated deficit. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 6. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Tuscan Gardens Senior Living Communities, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-1

Orlando 1000 Legion Place, Suite 701 Orlando, FL 32801 Melbourne 1692 W. Hibiscus Blvd. Melbourne, FL 32901

INDEPENDENT AUDITOR’S REPORT (Continued)

To the Stockholders

Tuscan Gardens Senior Living Communities, Inc.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Tuscan Gardens Senior Living Communities, Inc.’s internal control. Accordingly, no such opinion is expressed.

•  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Tuscan Gardens Senior Living Communities, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Orlando, Florida

April 29, 2024

F-2

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

BALANCE SHEETS

DECEMBER 31, 2023 AND 2022

ASSETS

	2023	2022
CURRENT ASSETS
Cash	$2,091	$46,479
CAPITALIZED EQUITY ISSUANCE COSTS (NOTE 4)	345,594	345,594
PREFERRED STOCK INTEREST (NOTE 3)	9,991,000	9,991,000
TOTAL ASSETS	$10,338,685	$10,383,073

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Due to stockholder	$339,166	$339,097
Due to related party	66,087	45,788
TOTAL LIABILITIES	405,253	384,885

EQUITY
Common shares ($1 par value) - 80,000 shares authorized, issued and outstanding	80,000	80,000
Class A non-voting preferred shares ($1,000 par value) - 75,000 authorized, 9,991 issued and outstanding	9,991,000	9,991,000
Accumulated deficit	(137,568)	(72,812)
TOTAL STOCKHOLDERS' EQUITY	9,933,432	9,998,18
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,338,685	$10,383,073

See independent auditor's report and accompanying notes to the financial statements.

F-3

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC. STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022

OPERATING EXPENSES
Investor relations	$52,298	$39,291
Digital media	11,244	33,311
Professional fees	1,145	-
Legal fees	69	-
TOTAL OPERATING EXPENSES	64,756	72,602
NET LOSS	64,756	(72,602)

See independent auditor's report and accompanying notes to the financial statements.

F-4

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC. STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY DECEMBER 31, 2023 AND 2022

	COMMON SHARES	COMMON STOCK	PREFERRED SHARES	PREFERRED STOCK	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS' EQUITY
BALANCE, DECEMBER 31, 2021	50,000	$50,000	9,991	$9,991,000	$(210)	$10,040,790
Issuance of common shares	30,000	30,000	-	-		30,000
Net loss	-	-	-	-	(72,602)	(72,602)
BALANCE, DECEMBER 31, 2022	80,000	$80,000	9,991	$9,991,000	$(72,812)	$9,998,188
Net loss	-	-	-	-	(64,756)	(64,756)
BALANCE, DECEMBER 31, 2023	80,000	$80,000	9,991	$9,991,000	$(137,568)	$9,933,432

See independent auditor's report and accompanying notes to the financial statements.

F-5

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC. STATEMENTS OF CASH FLOWS

DECEMBER 31, 2023 AND 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(64,756)	(72,602)
NET CASH USED IN OPERATING ACTIVITIES	(64,756)	(72,602)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from stockholder	69	-
Advances from related party	20,299	39,291
Issuance of common shares	-	30,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	20,368	69,291
DECREASE IN CASH	(44,388)	(3,311)
CASH, BEGINNING OF YEAR	46,479	49,790
CASH, END OF YEAR	$2,091	$46,479

See independent auditor's report and accompanying notes to the financial statements.

F-6

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 1 – DESCRIPTION OF BUSINESS

Tuscan Gardens Senior Living Communities, Inc. (the “Company”) was organized on July 20, 2019 and is a Florida corporation. The Company was formed to invest in wholly-owned subsidiaries that develop (“Development Projects”), acquire (“Acquisition Projects”), or convert other real estate properties including hotels (“Conversion Projects”) into senior living rental communities ranging from $15,000,000 to $100,000,000 per community. The communities will consist of independent living, assisted living and/or memory care facilities. The Company’s primary focus for purposes of Development Projects will be in Southeastern United States markets, and for purposes of Acquisition Projects and Conversion Projects will be in United States markets that it considers to have favorable risk-return characteristics. The Company, operating through wholly-owned special purpose entities (“SPE”) as real estate owner-operators, intends to create, operate and hold a portfolio of company properties on a long-term basis, with the goal to sell each property after approximately seven years, and ultimately dispose of them to generate capital gains for the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America.

Cash

The Company maintains its cash deposits at a bank. Cash deposits could, at times, exceed federally insured limits. As of December 31, 2023 and 2022, there was no uninsured balance.

Due to Stockholder

The amount due to a stockholder primarily represents equity issuance costs paid by a stockholder in December 2021 on behalf of the Company. There are no stated repayment terms and the balance does not accrue interest.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

There are no open federal or state tax years under audit. The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Codification (“ASC”) 740-10, Accounting for Uncertainty in Income Taxes, which prescribed a comprehensive model for how a company should measure, recognize, present, and disclose in its financial statements uncertain tax positions that an organization has taken or expects to take. The Company adopted ASC 740-10 and has not taken any uncertain tax positions that require disclosure in the financial statements.

Due to immateriality, the Company has not recorded a net operating loss carryforward as a deferred tax asset at December 31, 2023 and 2022, or a current income tax benefit for the years then ended.

The Company recognizes tax benefits only to the extent the Company believes it is “more likely than not” that its tax positions will be sustained upon examination by the taxing authorities. Management believes that all of the positions taken on its federal and state income tax returns would more likely than not be sustained upon examination. In general the Company is no longer subject to tax examinations for tax years ending before December 31, 2020.

Fair Value of Financial Instruments

FASB ASC 825 clarifies the definition of fair value for financial reporting, establishing a framework for measuring fair value, and requires additional disclosure about the use of fair value measurements in an effort to make the measurement of fair value more consistent and comparable. The carrying amount of cash approximates fair value due to the short maturity of this financial instruments.

NOTE 3 – MERGER AND PREFERRED STOCK INTEREST

On December 31, 2020, the Company entered into a definitive agreement (the “Agreement”) with an affiliated entity, Tuscan Gardens Intermediate Fund, Inc. (the “Fund”) whereby the Company agreed to merge with the Fund by issuing 9,991 Class A non-voting preferred shares ($1,000 par value) for an aggregate consideration of $9,991,000 (the “Exchange Amount”) to the stockholders of the Fund in exchange for their preferred stock interests in the Fund.

The Agreement involved no outside investors and was not a result of arm’s-length negotiations. Company management believes that the terms of the Agreement are reasonable and are comparable to those that could be obtained from unaffiliated entities. The timing and nature of the Agreement could create a conflict between and among the interests of related parties within the affiliated entities.

F-8

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 4 – CAPITALIZED EQUITY ISSUANCE COSTS

During the year ended December 31, 2021, the Company incurred $345,594 in costs related to its initial offering (Note 5). The Company has elected to treat these costs as an intangible asset on the Company’s accompanying balance sheet. As proceeds are generated from the related capital raise, these costs will be reclassified and offset the proceeds generated.

NOTE 5 – EQUITY

The Company currently has two authorized share classes: common voting shares with $1 par value per share (“Common Shares”) and Class A non-voting preferred shares with $1,000 par value per share (“Preferred Shares”). On August 10, 2019, the Company established an equity basis through the issuance of 50,000 shares of $1 par value Common Shares; followed by the issuance of an additional 30,000 shares on September 23, 2022.

Additionally, as described in Note 3, on December 31, 2020 the Company recorded $9,991,000 of Preferred Shares in exchange for the preferred stock interest received in the Fund.

The Company has made an initial offering (“Offering”) on a “best efforts” basis to raise capital using its Preferred Shares. The Company seeks to raise $65,009,000 from the offering of Preferred Shares.

The Company will seek to pursue Development Projects, Acquisition Projects, and Conversion Projects that have the potential to provide an ongoing income to investors in the Preferred Shares, paid or accrued monthly based on an 8.0% cumulative, non- compounded annual return on $1,000 par value (“Preferred Dividend”), plus potential capital appreciation through additional dividends (“Special Dividends”) based on fifty (50%) percent participation in the net proceeds generated by the Company from the disposition of Company Properties.

On March 14, 2022, the Preferred Dividend was modified to only be paid if the Board of Directors, after reviewing the Company’s working capital needs, believes it is in the Company’s best interest to do so, and shall be between 4-8% annually, to be paid out quarterly, and made in the sole discretion of the Board of Directors. As such, all prior references to the eight (8%) percent Preferred Return throughout the Offering Circular and precedent audited financial statements were thereby amended and revised to a range of between four (4%) percent and eight (8%) percent making all references to an accrual for the Preferred Return null and void. The Preferred Return does not accrue.

However, as the Offering is a blind pool and the Company has no track record, there can be no guarantee that such returns can or will be achieved.

The Preferred Shares have no public market and will not be listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. The proposed sale of the Preferred Shares was initially qualified by the SEC on November 25, 2019. The offering became stale on November 24, 2020; however, it was reactivated and requalified by the SEC on March 14, 2022.

F-9

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 5 – EQUITY (Continued)

The Offering Period may be extended or terminated at any time by the Company in its sole discretion. The Preferred Shares are being offered pursuant to Regulation A under the Securities Act of 1933, as amended (“Securities Act”), for Tier 2 offerings. The Preferred Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A.

Funds from this Offering will be made available to the Company immediately. It has previously raised $9,991,000 (Note 3), thus exceeding the minimum required of $2,000,000 excluding sales to Company affiliates (“Minimum Offering Amount”). There are no provisions for the return of funds, as the Minimum Offering Amount has been sold.

NOTE 6 – LIQUIDITY

The Company has evaluated its financial position at December 31, 2023, including an operating loss of $64,756 and an accumulated deficit of $137,568, and has received a commitment from the majority stockholder that any necessary continuing financial support will be provided to the Company through April 29, 2025 if the Company is unable to meet its obligations. Such financial support would be in the form of a stockholder advance or through the issuance of additional Class A non-voting preferred shares. The Company expects total operating expenses over the 12 months following the date the financial statements were available to be issued to be less than $100,000.

NOTE 7 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued, noting none requiring disclosure.

F-10

ITEM 8: EXHIBITS

None. Audited Financials included in Item 7 above.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

By:	/s/ LAURENCE J. PINO, ESQ.
Laurence J. Pino, Esq.
Chief Executive Officer

By:	/s/ IAN SCHEMBRI
Ian Schembri
Chief Financial Officer

Date: April 28, 2024

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